Exhibit 10.1

SETTLEMENT AND VOTING AGREEMENT

This SETTLEMENT AND VOTING AGREEMENT (this “Agreement”) is made as of June 25, 2020, by and among Asta Funding, Inc., a Delaware corporation (the “Company”) and RBF Capital, LLC (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, the Stockholder beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 583,198 shares of Common Stock, par value $0.01 per share (the “Subject Shares”), of the Company;

WHEREAS, on April 8, 2020, Asta Finance Acquisition Inc., a Delaware corporation (the “Parent”), Asta Finance Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger with a purchase price of $11.47 per share (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, on April 21, 2020 the Stockholder sent a letter to the Company Board opposing the Merger as undervaluing the Company;

WHEREAS, on May 22, 2020 the Stockholder sent a letter to the Company Board proposing to purchase for cash all of the outstanding shares of the Company not presently owned by the Stockholder for a purchase price of $13.00 per share;

WHEREAS, between April 21, 2020 and the date hereof the Stockholder engaged with the Company and the Parent and was prepared to increase Stockholder’s proposed purchase price above $13.00 per share but was informed by the special committee of the Company Board that the controlling shareholder of the Company, the Stern Group (as defined in the Merger Agreement, and the beneficial owners of Parent), would not sell its shares at any price but that the Stern Group and Parent were prepared to increase the purchase price in the Merger to $13.10 per share; and in order for the Stockholder to avoid further loss of time, expense and effort the Stockholder is prepared to vote for the Merger at a purchase price of $13.10 per share but seeks to ensure that if the Merger is not timely completed at that price the Stockholder shall have any and all of the rights and privileges with regard to its interests in the Company that it previously enjoyed as a shareholder of the Company, and that such rights and privileges shall not be prejudiced in any way by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Parent, Merger Sub and the Company are entering into an amendment to the Agreement and Plan of Merger (the “Amended Merger Agreement”), whereby the purchase price of the issued and outstanding shares of the Company, except for those shares held by the Stern Group, shall be increased from $11.47 per share to $13.10 per share;

WHEREAS, the Company Board (upon the unanimous recommendation of the Special Committee) at a duly held meeting unanimously (other than Gary M. Stern) has (i) determined that the transactions contemplated by the Amended Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than the members of the Stern Group), (ii) approved and declared advisable the Amended Merger Agreement and (iii) resolved, subject to Section 5.3 of the Amended Merger Agreement, to recommend that the Company’s stockholders adopt the Amended Merger Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company meeting; and

WHEREAS, the Company has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1     Defined Terms. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement, as amended by the Amended Merger Agreement, but not in this Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2     Other Definitions. For purposes of this Agreement:

(a)      “Event” means the failure of the Stockholder to fulfill its obligations under Section 2.1 of this Agreement.

(b)      New Shares” means any shares of capital stock of the Company (other than Subject Shares) over which the Stockholder acquires beneficial ownership at any time from and after the date of this Agreement through the termination of the Voting Period.

(c)      “Representative” means, with respect to any particular person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of that person.

(d)     “Transfer” means sell, transfer, tender, pledge, encumber, hypothecate, assign or otherwise dispose, by operation of law or otherwise.

(e)     “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement or the Amended Merger Agreement, or any further material (as determined in the Stockholder’s reasonable discretion) amendment or modification of the terms of such agreements (or for the avoidance of doubt the Merger) and (iii) October 31, 2020.

ARTICLE II
VOTING AGREEMENT AND PROXY

SECTION 2.1     Agreement to Vote.

(a)     The Stockholder hereby agrees that, during the Voting Period, it shall vote (whether in person or by proxy) or execute consents, as applicable, with respect to the Subject Shares and any New Shares beneficially owned by the Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Subject Shares and any New Shares beneficially owned by the Stockholder as of the applicable record date) in favor of the approval of the Amended Merger Agreement, the Merger and the transactions contemplated therewith, at any meeting of, however called, and at any adjournment or postponement thereof, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the foregoing matters.

(b)     The Stockholder hereby agrees that, during the Voting Period, the Stockholder shall vote or execute consents, as applicable, with respect to the Subject Shares and any New Shares beneficially owned by the Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Subject Shares and any New Shares beneficially owned by the Stockholder as of the applicable record date) against each of the matters set forth in clauses (i) or (ii) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the following matters:

(i)     any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger; or

(ii)     any Acquisition Proposal, other than an Acquisition Proposal made by Parent.

(c)     Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

(d)     Except as set forth in clauses (a) and (b) of this Section 2.1, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give the Company the right to vote any Subject Shares at any meeting of the Stockholder other than as provided in this Section 2.1.

SECTION 2.2     No Effect on Stockholder’s Rights. If the Voting Period expires or terminates prior to consummation of the Merger, this Agreement shall have no effect on the rights of the Stockholder to pursue its rights of any kind including, without limitation, appraisal rights and rights to bring actions for breach of fiduciary duty. In furtherance thereof, the Company agrees that the content of this Agreement and any publishing or disclosure thereof shall be inadmissible in any litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative), other than in connection with the enforcement of the terms of this Agreement by either party, or at the sole discretion of the Stockholder.

SECTION 2.3     Documentation and Information. The Stockholder shall permit and hereby authorizes the Company to publish and disclose in all required documents and schedules filed with the SEC, and any required press release or other disclosure document, in each case necessary to comply with applicable law, as determined by the Company’s counsel, in connection with the Merger and any of the transactions contemplated thereby, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement.

SECTION 2.4     Grant of Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. Immediately upon the occurrence of the Event, but not otherwise, the Stockholder hereby irrevocably appoints the Company, acting through any of its executive officers, as the Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Subject Shares and any New Shares beneficially owned by the Stockholder, solely in respect of the matters described in, and in accordance with, Section 2.1. This proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of the Subject Shares or New Shares that is inconsistent with Sections 2.1 and 2.4.

SECTION 2.5     Nature of Proxy. The proxy and power of attorney granted pursuant to Section 2.4 by the Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder, and the Stockholder acknowledges that the proxy is given in connection with and granted in consideration of and as an inducement to the Company to enter into the Amended Merger Agreement. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder. The proxy and power of attorney granted hereunder shall terminate automatically at the expiration of the Voting Period.

ARTICLE III
COVENANTS

SECTION 3.1     Transfer Restrictions; No Inconsistent Arrangements. The Stockholder agrees that it shall not, and shall not permit any person, directly or indirectly, to (a) create any encumbrance other than restrictions imposed by Law or pursuant to this Agreement on any Subject Shares and New Shares, (b) Transfer or enter into any contract with respect to any Transfer of, the Subject Shares and any New Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares and any New Shares, (d) deposit or permit the deposit of the Subject Shares and any New Shares into a voting trust or enter into a voting agreement or arrangement with any person (other than the Company) with respect to the voting or the execution of consents with respect to any such Subject Shares or New Shares that would reasonably be expected to restrict the Stockholder’s ability to comply with and perform the Stockholder’s covenants and obligations under this Agreement, (e) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Subject Shares, or (f) take any action that, to the knowledge of the Stockholder, would have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void ab initio; provided, that the foregoing shall not prevent the conversion of such Subject Shares and New Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Amended Merger Agreement.

SECTION 3.2     No Shop Obligations of the Stockholder. The Stockholder covenants and agrees with the Company that, during the Voting Period, it shall not and shall not authorize any of its Representatives to, directly or indirectly, (i) initiate, solicit, encourage, or knowingly facilitate any inquiry, proposal or offer, or the making, submission or reaffirmation of any inquiry, proposal or offer (including any proposal or offer to the Company’s stockholders), that constitutes or would reasonably be expected to lead to any Acquisition Proposal, or (ii) engage in any discussions or negotiations concerning an Acquisition Proposal. If the Stockholder receives any inquiry or proposal that constitutes an Acquisition Proposal, such Stockholder shall promptly inform the Company of such inquiry or proposal and the details thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to the Company as follows:

SECTION 4.1     Authorization. The Stockholder has all legal capacity, power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

SECTION 4.2     Ownership of Subject Shares. The Stockholder is the sole beneficial owner of all of the Stockholder’s Subject Shares and has, or will have at the time of any vote with respect to the matters contemplated by Article II, the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) all of such Subject Shares. The Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. None of the Stockholder’s Subject Shares are subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which the Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Stockholder’s Subject Shares. The Stockholder has good and valid title to the Stockholder’s Subject Shares, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature.

SECTION 4.3     No Conflicts. None of the execution and delivery of this Agreement by the Stockholder or the performance by the Stockholder of its obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under any of the terms of any agreement or other instrument to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s Subject Shares is bound, or (B) violate any Law or order applicable to the Stockholder, except for any of the foregoing as could not reasonably be expected to impair the Stockholder’s ability to perform his obligations under this Agreement in any material respect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Company hereby represent and warrant to the Stockholder that (a) it has all legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder and (b) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the party, enforceable against it in accordance with the terms of this Agreement.

ARTICLE VI
TERMINATION

This Agreement shall automatically terminate without further action upon the expiration of the Voting Period. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1     Further Actions. The Stockholder agrees that the Stockholder shall take any further action and execute any other documents or instruments as may be necessary to effectuate the intent of this Agreement.

SECTION 7.2     Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.3     Notices. All notices, requests, claims, instructions, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Stockholder, addressed to:

RBF Capital, LLC

3047 Fillmore Street,

San Francisco, CA 94123

Attention: Richard Fullerton

with a copy to (which shall not constitute notice):

Kirsch Niehaus

150 E. 58th Street

22nd Floor

New York, NY 10155

Attn: Jonathan Oestreich

(b)	if to the Company:

Asta Funding, Inc.

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attention: General Counsel

with a copy to (which shall not constitute notice):

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attn: Scott Jones

And to

Tannenbaum Helpern Syracuse & Hirschtritt LLP

900 Third Avenue

New York, NY 10022

Attn: James Rieger and Ralph Siciliano

or to such other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.4     Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.5     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 7.6     Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 7.7     Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties and assignment without such consent shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns and shall be binding upon the Stockholder and its successors and permitted assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than, in the case of the Company, its respective successors and assigns and, in the case of the Stockholder, its successors and permitted assigns) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.8     Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement, each party hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware (the “Delaware Courts”); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.3 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

SECTION 7.9     Enforcement of Agreement; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached by the Stockholder. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions, without the requirement of posting any bond or furnishing other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party with respect thereto.

SECTION 7.10     Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

SECTION 7.11     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

ASTA FUNDING, LLC

By:	/s/ Seth Berman
Name: Seth Berman
Title: General Counsel

RBF CAPITAL, LLC

By:	/s/ Richard Fullerton
Name: Richard Fullerton
Title: Principal

[Signature Page to Settlement and Voting Agreement]